June 23, 2011

Hamilton, P.C.
2121 S. Oneida St. Suite 312
Denver, CO 80224

Dear Sirs:

We are providing this letter in connection with your audits of the consolidated balance sheet of Las Vegas Railway Express, Inc as of March 31,2011, and the related statements of operations, stockholders' equity, and cash flows for the year ended March 31,2011, for the purpose of expressing an opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of and Subsidiary in conformity with U.S. generally accepted accounting principles. We confirm that we are responsible for the fair presentation in the financial statements if financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. We are also responsible for adopting sound accounting policies, establishing and maintaining internal control, and preventing and detecting fraud.

Certain representations in this letter are described as being limited to matters that are ma7terial. Items are considered material if they involve an omission or misstatement of accounting information that, in light of surrounding circumstances, make it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement. An omission or misstatement that is monetarily small in amount could be considered material as a result of qualitative factors.

We confirm, to the best of our knowledge and belief, as of June 23,2011, the following representations made to you during our audit.

1
The financial statements referred to above are fairly presented in conformity with U.S. generally accepted accounting principles, and include all disclosures necessary for such fair presentation and disclosures required to be includedtherein by the laws and regulations to which the Company is subject.

2	We have made available to you all —
a. b.
Financial records and related data.
Minutes of the meetings of stockholders, directors, and committees of directors, or summaries of actions or recent meetings for which minutes have not yet been prepared.

3	There have been no communications from the SEC or other regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices.
4	There are no material transactions that have not been properly recorded in the accounting records underlying the financial statements.
5
We   believe   that   the   effects   of the   uncorrected   financial   statement misstatements summarized in the schedule are immaterial, both individually and in the aggregate, to the financial statements taken as a whole.

6
There are no significant deficiencies, including material weaknesses, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize, and report financial data.

7	We acknowledge our responsibility for the design and implementation of programs and controls to prevent and detect fraud.
8	We have no knowledge of any fraud or suspected fraud affecting the Company involving:
a. b.	Management Employees who have significant roles in internal control, over financial reporting, or
c.	Others where the fraud could have a material effect on the financial statements.
9	We have no knowledge of any allegations of fraud or suspected fraud affecting the Company received in communications from employees, former employees, regulators, or others.
10	The Company has no plans or intentions that may materially affect the carrying value or classification of assets or liabilities.
11	The following, if material, have been properly recorded or disclosed in the financial statements.
a.	Related party transactions and related accounts receivable or payable, including sales, purchases, loans, transfers, leasing arrangements, and guarantees.
b.	Guarantees, whether written or oral, under which the company is contingently liable.
12
There are no estimates that may be subject to a material change in the near term that have not been properly disclosed in the financial statements.   In addition, we have no knowledge of concentrations existing at the date of the financial statements that make the company vulnerable to risk of sever impact that have not been properly disclosed in the financial statements.

13           There are no:
a. Violations or possible violations of laws or regulations whose effect should be considered for disclosure in the financial statements or as a basis for recording a loss contingency.

14	b. c.
Unasserted claims or assessments that our lawyer has advised us are probable of assertion and must be disclosed in accordance with Statement of Financial Accounting Standards No.5
Other liabilities or gain or loss contingencies that re required to be accrued or disclosed by Statement of Financial Accounting Standards No. 5.

15          The Company has satisfactory title to all owned assets, and there are no liens or encumbrances on such assets nor has any asset been pledged as collateral except as disclosed in the notes to the financial statements.
The Company has complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of noncompliance.
16          The Company has appropriately reconciled it general ledger account to their related supporting information. All related reconciling items considered to be material were identified and included on the reconciliations and were appropriately adjusted in the financial statements.   All intracompany (and intercompany) accounts have been eliminated or appropriately measured and considered for disclosure in the financial statements.
17          The unaudited interim financial information has been prepared and presented in conformity with accounting principles generally accepted in the United States of America applicable to interim financial information and with Item 302(a) of regulation S-K and has been prepared on a basis consistent with prior interim periods and years.
18          The Company does not owe the PCAOB outstanding past-due accounting support fees.

No events occurred subsequent to the balance sheet date and through the date of this letter that would require adjustment to, or disclosure in, the financial statements.

CEO: /s/ Michael Barron
CFO: /s/ Wanda Witoslawski